Exhibit 10.4
GENERAL CABLE CORPORATION
LONG TERM INCENTIVE CASH AWARD AGREEMENT
GRANTED TO:     «Name»
DATE OF GRANT:    «Date»
TARGET AWARD:     «Dollars»
VESTING SCHEDULE:     See below

1.Agreement. This Long Term Incentive Cash Award Agreement (the “Agreement”) is made and entered into as of  (the “Date of Grant”) between General Cable Corporation, a Delaware corporation (the “Company”), and [PARTICIPANT NAME] (the “Participant”).
2.Grant. The Participant is granted a discretionary long term incentive cash award (“Cash Award”) with a target cash opportunity of [$ ], subject to the terms and conditions set forth in this Agreement. This Cash Award shall vest according to the vesting schedule set forth in Paragraphs 3, 4 and 7 or as provided in Paragraph 8.
3.Vesting.
(a)    When and if the vesting requirements (as set forth below) are satisfied, the Participant shall be entitled to a cash payment in respect of the vested portion of the Cash Award, which shall be paid within 90 days following the vesting date, but no later than March 15 of the calendar year following the calendar year in which the Cash Award vests.
(b)    Except as provided in Paragraphs 7 and 8, the vesting of the Cash Award is contingent upon (i) the Company’s achievement of the performance targets for Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) for the one (1) year performance periods commencing on (the “ Performance Period”), (the “ Performance Period”), and (the “ Performance Period”), as described below, and (ii) the Participant’s continued employment with the Company and its subsidiaries through the end of the applicable Performance Period.
4.Performance Targets. Provided the Participant has remained in the continuous employment of the Company and its subsidiaries through the end of the applicable Performance Period, the Cash Award shall become vested on the last day of the applicable Performance Period as follows:
5.Administration. The Cash Award shall be administered by the Committee. The Committee shall have the sole discretionary authority to make such determinations and interpretations and to take such action in connection with the Cash Award as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on the Participant and the Participant’s legal representatives and beneficiaries. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Cash Award and may rely upon any opinion or computation received from any such counsel, consultant or agent.
6.Non-Transferability. The Cash Award may not be assigned, sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution. Any attempt by the Participant to dispose of the Cash Award in any such manner shall result in the immediate forfeiture of the Cash Award.
7.Termination of Employment.
(a)    In the event of the termination of the Participant’s employment prior to the last day of the Performance Period, the Participant shall forfeit any unvested portion of the Cash Award and shall not have any right to payment in respect thereof, unless otherwise provided in this Paragraph 7 or Paragraph 8 below.
(b)    If the Participant’s employment terminates prior to the last day of the Performance Period on account of Retirement (as defined below), a pro rata portion of the Participant’s unvested Cash Award attributable to each Performance Period will vest to the extent EBITDA is satisfied for a Performance Period (as certified by the Committee pursuant to Paragraph 4 above), as described below. The pro-rata portion of the unvested Cash Award shall be determined for the Performance Period in which the Participant’s termination date occurs and each subsequent Performance Period, and shall be calculated by multiplying the unvested portion of the Cash Award that would otherwise vest at the end of such Performance Period pursuant to Paragraph 4 above by a fraction, the numerator of which is the number of the Participant’s completed months of continuous service with the Company or one of its subsidiaries during the , and Performance Periods and the denominator of which is the number of months in the Performance Period for which the calculation is being performed plus the number of months in all prior Performance Periods (if applicable). For purposes of this Agreement, “Retirement” shall mean termination of employment (other than for Cause, as defined below) after the Participant has attained age 62 and has completed ten (10) years of service with the Company and its subsidiaries.
(c)    If the Participant’s employment terminates prior to the last day of the Performance Period on account of the Participant’s death or Disability (as defined below), any unvested portion of the Participant’s Cash Award will vest as of the date of the Participant’s death or Disability. For purposes of this Agreement “Disability” shall mean the Participant is, by reason of a mental or physical impairment, eligible to receive long-term disability benefits under the applicable long-term disability plan of the Company.
(d)    If the Participant’s employment is terminated for Cause, whether before or after the last day of the Performance Period, the Cash Award shall immediately be forfeited and the Participant shall not have any right to payment in respect thereof. For purposes of this Agreement, (i) if there is an employment agreement between the Participant and the Company or any of its subsidiaries in effect, “Cause” shall have the same definition as the definition of “cause” contained in such employment agreement; or (ii) if “Cause” is not defined in such employment agreement or if there is no employment agreement between the Participant and the Company or any of its subsidiaries in effect, “Cause” shall include, but is not limited to:
(1)any willful and continuous neglect of or refusal to perform the Participant’s duties or responsibilities with respect to the Company or any of its subsidiaries, insubordination, dishonesty, gross neglect or willful malfeasance by the Participant in the performance of such duties and responsibilities, or the willful taking of actions which materially impair the Participant’s ability to perform such duties and responsibilities, or any serious violation of the rules or regulations of the Company;
(2)the violation of any local, state or federal criminal statute, including, without limitation, an act of dishonesty such as embezzlement, theft or larceny;

(3)intentional provision of services in competition with the Company or any of its subsidiaries, or intentional disclosure to a competitor of the Company or any of its subsidiaries of any confidential or proprietary information of the Company or any of its subsidiaries; or
(4)any similar conduct by the Participant with respect to which the Company determines in its discretion that the Participant has terminated employment under circumstances such that the payment of any compensation pursuant to the Cash Award would not be in the best interest of the Company or any of its subsidiaries.
(e)    Any portion of the Cash Award that vests upon termination of employment pursuant to this Paragraph 7 shall be settled in accordance with Paragraph 3 above, subject to Paragraph 15 below. Any portion of the Cash Award that does not vest upon termination of employment shall be forfeited and the Participant shall have no right with respect to payment thereof.
8.Change in Control. Notwithstanding anything contained in this Agreement to the contrary, the Cash Award shall become vested immediately upon the occurrence of a Change in Control of the Company. For purposes of this Agreement, (i) if there is an employment agreement or a change-in-control agreement between the Participant and the Company or any of its subsidiaries in effect, “Change in Control” shall have the same definition as the definition of “change in control” contained in such employment agreement or change-in-control agreement, or (ii) if “Change in Control” is not defined in such employment agreement or change-in-control agreement, or if there is no employment agreement or change-in-control agreement between the Participant and the Company or any of its subsidiaries in effect, a “Change in Control” of the Company shall be deemed to have occurred upon any of the following events:
(a)    any person or other entity (other than any of the Company’s subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries) including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 35 percent of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”);
(b)    the stockholders of the Company approve the sale of all or substantially all of the property or assets of the Company and such sale occurs;
(c)    the Company’s common stock shall cease to be publicly traded;
(d)    the stockholders of the Company approve a consolidation or merger of the Company with another corporation (other than with any of the Company’s subsidiaries), the consummation of which would result in the stockholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 51 percent of the Voting Stock of the surviving entity, and such consolidation or merger occurs; or
(e)    a change in the Company’s Board occurs with the result that the members of the Board on the Date of Grant (the “Incumbent Directors”) no longer constitute a majority of such Board, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election or nomination for election was supported by two-thirds (2/3) of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof.
9.Tax and Social Insurance Withholding. If the Participant is subject to U.S. federal income tax, any payment made pursuant to the Cash Award shall generally be taxable to the Participant when paid as ordinary income, subject to wage-based withholding and reporting. Regardless of any action the Company and/or any subsidiary of the Company which employs the Participant (the “Employer”) takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility, and the Company and the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Cash Award; and (b) do not commit to structure the terms of the grant or any aspect of the Cash Award to reduce or eliminate the Participant’s liability for Tax-Related Items. The Company and/or the Employer may, in their discretion, withhold any amount necessary to pay the Tax-Related Items from the Cash Award or the Participant’s salary/wages or other amounts payable to the Participant. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company, the Employer or another subsidiary of the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this Cash Award, the Participant expressly consents to the withholding of amounts from the Participant’s salary/wages or other amounts payable to the Participant as provided for hereunder. All other Tax-Related Items related to the Cash Award are the Participant’s sole responsibility.
10.No Other Agreements. This Agreement contains all of the understandings and representations between the Participant and the Company relating to the Cash Award and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any long term incentive cash award or similar arrangement.
11.Unfunded Arrangement. The Cash Award is an unfunded arrangement. The Company shall not be required to establish or make any special or separate fund, or to make any other segregation of assets, to assure payment of the Cash Award. Any payment with respect to the Cash Award shall be made from the general funds of the Company. Nothing in this Agreement and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participant or any beneficiary, legal representative or other person. The Participant’s rights under this Agreement shall be no greater than the rights of an unsecured creditor of the Company
12.Clawback. The Cash Award will be subject to all applicable clawback or compensation recovery policies and any other applicable policies adopted by the Board, as may be adopted or amended at the sole discretion of the Board. In addition, in the event that the Participant engages in any activity, before or after termination of employment or service, that would be grounds for termination of the Participant’s employment for Cause, or if otherwise permitted or required pursuant to any clawback or recoupment policy of the Company, the Committee may in its discretion:
(a)    determine that the Participant shall immediately forfeit the Cash Award (without regard to whether it has vested), and the Cash Award shall immediately terminate, and
(b)    require the Participant to return to the Company any cash received in settlement of the Cash Award, if the Committee notifies the Participant within 180 days after the Committee’s discovery of the applicable activity or within any other period permitted pursuant to any applicable clawback or recoupment policy.

For purposes of this Paragraph 12, the Participant expressly and explicitly authorizes the Company to issue instructions, on behalf of the Participant, to any third party administrator engaged by the Company to hold amounts acquired under the Cash Award to re-convey, transfer or otherwise return such amounts held on behalf of the Participant to the Company.
13.EU Age Discrimination. For purposes of this Agreement, if the Participant is a resident of and employed in a country that is a member of the European Union, the grant of the Cash Award and this Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
14.Compliance with Laws; Repatriation. The Participant agrees, as a condition of the grant of the Cash Award, to repatriate all payments attributable to the Cash Award in accordance with all foreign exchange rules and regulations applicable to the Participant. In addition, the Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company and its subsidiaries, as may be required to allow the Company and its subsidiaries to comply with all applicable laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). The Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under all applicable laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). The Company reserves the right to cause deferral of any payment hereunder to be made so as to comply with section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
15.Code Section 409A. This Agreement is intended to comply with section 409A of the Code or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A, if the Participant is considered a “specified employee” for purposes of section 409A and if any payment under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, such payment shall be delayed as required by section 409A, and the accumulated payment amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Participant dies during the postponement period prior to payment, the amounts withheld on account of section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death. Any payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of a payment, except in accordance with section 409A. If payment is to be made upon vesting in the event of a Change in Control and the Change in Control is not a “change in control event” under section 409A, then the Cash Award will nevertheless vest on the Change in Control, but, if required by section 409A, the vested Cash Award will be paid at the date on which it would have otherwise been paid in the absence of a Change in Control, in accordance with Section 409A.
16.No Right to Continued Employment. Nothing contained in this Agreement shall confer upon the Participant any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of the Participant at any time.
17.Discretionary Nature of Grant; No Vested Rights. The Participant acknowledges and agrees that the grant of the Cash Award is a one-time benefit and does not create any contractual or other right to receive a grant of cash or shares of the Company’s common stock or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company. Any amendment, modification or termination of this Agreement shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer.
18.Extraordinary Benefit. The value of the Cash Award is an extraordinary item of compensation outside the scope of the Participant’s employment (and the Participant’s employment contract, if any). The Cash Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
19.Consent to Collection, Use, Processing, and Transfer of Data. Pursuant to applicable personal data protection laws, the Company and the Employer hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, use, processing and transfer of such data in relation to the Company’s grant of the Cash Award. The collection, use, processing and transfer of the Participant’s personal data are necessary for the Company’s administration of the Cash Award. The Participant’s denial and/or objection to the collection, use, processing and transfer of personal data may affect the Participant’s receipt of the Cash Award. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.
The Company and the Employer hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of common stock or directorships held in the Company, details of all Cash Awards, or any entitlement to shares of the Company’s common stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Cash Award (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and the Employer each will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s receipt of the Cash Award. The Data processing will take place through electronic and non-electronic means according to logic and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Cash Award.
The Company and the Employer each will transfer Data internally as necessary for the purpose of implementation, administration and management of the Cash Award, and the Company and the Employer each may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Cash Award. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Cash Award, including any requisite transfer of such Data as may be required for the administration of the Cash Award.
The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting the Employer’s local Human Resources Manager or the Company’s Human Resources Department.
20.Electronic Delivery of Documents. The Company may, in its sole discretion, decide to deliver any documents related to the Cash Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to utilize any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
21.Amendment of the Agreement. This Agreement may be amended by the Committee at any time; provided that, no such amendment shall materially impair any rights or obligations previously granted to the Participant hereunder without the Participant’s consent, unless such right has been reserved in this Agreement, or except to the extent required to comply with applicable law.
22.Additional Requirements. The Company reserves the right to impose other requirements on the Cash Award and receipt thereof to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Cash Award. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
23.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties’ respective heirs, legal representatives successors and assigns.
24.Governing Law/Severability. All questions concerning the construction, validity and interpretation of the Cash Award and this Agreement shall be governed and construed according to the laws of the Commonwealth of Kentucky, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the Cash Award or this Agreement shall be brought only in the state or federal courts of the Commonwealth of Kentucky. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
25.Entire Agreement. This Agreement is the entire agreement between the parties hereto, and all prior oral and written representations are merged into this Agreement. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.
26.By accepting the grant of the Cash Award, the Participant acknowledges that the Participant has read this Agreement and specifically accepts and agrees to the provisions therein.